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                                                                    EXHIBIT 23.1


                          Independent Auditors' Consent


The Board of Directors
Kennedy-Wilson, Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 33-73324 and 333-92027) on Form S-8 of Kennedy-Wilson, Inc. of our report dated April 11, 2003, with respect to the consolidated balance sheet of Kennedy-Wilson, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the year then ended, which report appears in the December 31, 2002, annual report on Form 10-K of Kennedy-Wilson, Inc.


                                                     KPMG LLP
Los Angeles, California
April 15, 2003